UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 11, 2018

FORESIGHT ENERGY LP

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36503	80-0778894
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
211 North Broadway, Suite 2600 Saint Louis, MO		63102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (314) 932-6160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 ((§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02Termination of a Material Definitive Agreement.

On April 11, 2018, Hillsboro Energy LLC (“Hillsboro”), a subsidiary of Foresight Energy LP (the “Partnership”), filed appropriate pleadings against WPP LLC (“WPP”), the lessor of certain mineral rights at the Deer Run Mine at the Partnership’s Hillsboro Energy complex. The pleadings seek a declaratory judgment from the Court that the Coal Mining Lease and Sublease Agreement between Hillsboro Energy and WPP dated as of September 10, 2009 (as amended by Amendment No. 1 dated January 11, 2010, Amendment No. 2 dated October 4, 2010, Amendment No. 3 dated January 13, 2011, Amendment No. 4 dated February 2, 2012, and Amendment No. 5 dated August 21, 2012, collectively, the “Lease”) has terminated by its own terms effective as of March 26, 2015.

Pursuant to the terms of the Lease, Hillsboro leased certain mineral rights from WPP for a term of 20 years (with the option to renew for additional five-year terms, with a maximum of six terms) or until the date on which all merchantable and mineable coal under the Lease has been mined and removed. This notice of termination follows the notice of a force majeure event under the terms of the Lease at the Deer Run Mine that was provided to WPP in July 2015. WPP’s litigation against Hillsboro, the Partnership, and other Partnership subsidiaries over the declaration of force majeure remains ongoing.

Pursuant to the terms of the complaint, Hillsboro maintains that all merchantable and mineable coal under the Lease was mined and removed as of March 26, 2015, the date on which the last coal was mined and removed under the terms of the Lease.  Pursuant to the terms of the Lease, if the Court agrees that the Lease is terminated, no payments are owed by Hillsboro under the Lease after the date of termination.   Both Hillsboro’s declaration of force majeure and Hillsboro’s action to terminate the Lease are subject to litigation, the outcome of which remains uncertain.

WPP and its affiliates are lessors of certain mineral rights to the Partnership’s subsidiaries Williamson Energy, LLC and Macoupin Energy LLC.  WPP’s affiliates are lessors of certain surface infrastructure to the Partnership’s subsidiaries Williamson Energy, LLC, Sugar Camp Energy, LLC, and Macoupin Energy LLC.

Item 2.06Material Impairments.

As a result of the termination of the Lease Agreement described in Item 1.02 above, the Partnership’s operations at Deer Run Mine will be permanently closed and certain long-lived assets, including mineral reserves, buildings and structures, machinery and equipment, and other related assets are not expected to generate future positive cash flows. As such, the Partnership expects to record an aggregate impairment charge between $134 million and $172 million in the second quarter of 2018. The impairment charge represents the estimated net book value of the certain long-lived assets and other related assets as of March 31, 2018.  The Partnership does not expect to incur any significant cash expenditures as a result of this impairment charge. In addition, the Partnership continues to pursue remedies under its insurance policies related to the force majeure event; however, there can be no assurances that the Partnership will receive any further insurance recoveries related to the force majeure event.

Forward-Looking Statements

This Form 8-K contains, and oral statements made from time to time by our representatives may contain, “forward-looking” statements within the meaning of the federal securities laws. These statements include, without limitation statements regarding the operations at our Deer Run Mine and other statements that contain words such as “possible,” “intend,” “will,” “if” and “expect” and actual results can be impacted by numerous factors, including operation risks relating to the securities markets, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks. There can be no assurance that actual results will not differ from those expected by management of the Partnership. Known material factors that could cause actual results to differ from those in the forward-looking statements are described in Part I, “Item 1A. Risk Factors” of the Partnership’s Annual Report on Form 10-K filed on March 7, 2018. The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware of, after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 13, 2018

FORESIGHT ENERGY LP

By: Foresight Energy GP LLC, its general partner

By:  /s/ Robert D. Moore

Robert D. Moore

President, Chairman and Chief Executive Officer